Exhibit 10.1

CONFIDENTIAL

Citrix Systems, Inc.	GetGo, Inc.	LogMeIn, Inc.
851 West Cypress Creek Road	851 West Cypress Creek Road	320 Summer Street
Fort Lauderdale, FL 33309	Fort Lauderdale, FL 33309	Boston, MA 02210

July 26, 2016

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.

40 West 57th Street

New York, NY 10019

Gentlemen:

This letter agreement (this “Agreement”) among Citrix Systems, Inc., a Delaware corporation (“Citrix”), GetGo, Inc., a Delaware corporation (“SpinCo”), and LogMeIn, Inc., a Delaware corporation (“LogMeIn” and, together with Citrix and SpinCo, the “Companies”), on the one hand, and Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”) and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International” and together with Elliott Associates, the “Investors”), on the other hand (the Investors and the Companies being referred to herein collectively as the “Parties”), is being entered into in connection with the transactions contemplated by that certain Merger Agreement, dated of even date herewith, by and among Citrix, SpinCo, LogMeIn and Lithium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LogMeIn (“Acquisition”) (such agreement, the “Merger Agreement”). The Merger Agreement contemplates that Acquisition will merge with and into SpinCo immediately following Citrix’s pro rata distribution of all the stock of SpinCo to its shareholders (the “Distribution”). This Agreement shall be in addition to the letter agreement between Citrix and the Investors, dated as of July 28, 2015, which shall continue in full force and effect unaffected by the provisions hereof. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in paragraph 4.

1. From the date of this Agreement until the SpinCo Expiration Date or such earlier time as provided in the last sentence of this paragraph 1, neither the Investors nor any Elliott Person will, absent prior express written invitation or authorization by the Board of Directors of Citrix, acquire or agree to acquire any Citrix Shares or options to acquire any Citrix Shares, or engage in any Hedging Transactions with respect to Citrix Shares, in each case if such acquisition or Hedging Transaction would result in all Elliott Persons having ownership of 5.0% or more of the outstanding shares of Citrix Common Stock. Notwithstanding anything to the contrary in this Agreement, the restrictions in this paragraph 1 shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms; and (ii) the occurrence of both (A) the resignation of Jesse Cohn (and any other designee of any Elliott Person) from the Board of Directors of Citrix and (B) receipt by Citrix of (I) a “will”-level opinion from tax counsel reasonably satisfactory to Citrix in its sole discretion that none of the Investors otherwise actively participates in the management or operation of Citrix within the meaning of U.S. Treasury Regulations Section 1.355-7 (which opinion Citrix agrees to seek to obtain promptly upon the resignation referred to in the foregoing clause (A)) and (II) written assurance, reasonably satisfactory to Citrix and in form and substance similar to this agreement, that, from the date of this Agreement until the earlier of the SpinCo Expiration Date or the termination of the Merger Agreement in accordance with its terms, neither the Investors nor any Elliott Person will, absent prior express written invitation or authorization by the Board of Directors of Citrix, acquire or agree to acquire any Citrix Shares or options to acquire any Citrix Shares, or engage in any Hedging Transactions with respect to Citrix Shares, in each case if such acquisition or Hedging Transaction would result in all Elliott Persons having ownership of 10.0% or more of the outstanding shares of Citrix Common Stock.

2. From the date of this Agreement until the SpinCo Expiration Date or such earlier time as provided in the last sentence of this paragraph 2, neither the Investors nor any Elliott Person will, absent prior express written invitation or authorization by the Board, acquire or agree to acquire any SpinCo Shares or options to acquire any SpinCo Shares, or engage in any Hedging Transactions with respect to SpinCo Shares, in each case if such acquisition or Hedging Transaction would result in all Elliott Persons having ownership of 5.0% or more of the outstanding shares of SpinCo Common Stock. Notwithstanding anything to the contrary in this Agreement, the restrictions in this paragraph 2 shall terminate upon the termination of the Merger Agreement in accordance with its terms.

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3. From the date of this Agreement until the SpinCo Expiration Date or such earlier time as provided in the last sentence of this paragraph 3, neither the Investors nor any Elliott Person will, absent prior express written invitation or authorization by the Board, acquire or agree to acquire any LogMeIn Shares or options to acquire any LogMeIn Shares, or engage in any Hedging Transactions with respect to LogMeIn Shares, in each case if such acquisition or Hedging Transaction would result in all Elliott Persons having ownership of 5.0% or more of the outstanding shares of LogMeIn Common Stock. Notwithstanding anything to the contrary in this Agreement, the restrictions in this paragraph 3 shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms; and (ii) the occurrence of both (A) the resignation of Jesse Cohn (and any other designee of any Elliott Person) from the Board of Directors of LogMeIn and (B) receipt by LogMeIn of (I) a “will”-level opinion from tax counsel reasonably satisfactory to LogMeIn in its sole discretion that none of the Investors otherwise actively participates in the management or operation of LogMeIn within the meaning of U.S. Treasury Regulations Section 1.355-7 (which opinion LogMeIn agrees to seek to obtain promptly upon the resignation referred to in the foregoing clause (A)) and (II) written assurance, reasonably satisfactory to LogMeIn and in form and substance similar to this agreement, that, from the date of this Agreement until the earlier of the SpinCo Expiration Date or the termination of the Merger Agreement in accordance with its terms, neither the Investors nor any Elliott Person will, absent prior express written invitation or authorization by the Board of Directors of LogMeIn, acquire or agree to acquire any LogMeIn Shares or options to acquire any LogMeIn Shares, or engage in any Hedging Transactions with respect to LogMeIn Shares, in each case if such acquisition or Hedging Transaction would result in all Elliott Persons having ownership of 10.0% or more of the outstanding shares of LogMeIn Common Stock.

4. As used in this Agreement, the term (a) “Code” shall mean the Internal Revenue Code of 1986, as amended; (b) “Elliott Person” shall mean (i) the Investors and (ii) any other person that, pursuant to a formal or informal understanding, joins in one or more coordinated acquisitions or dispositions of stock of Citrix, SpinCo or LogMeIn, as applicable, with the Investors, it being understood that such a coordinated acquisition or disposition of Citrix, SpinCo or LogMeIn stock by the Investors and such other person shall be deemed to occur only if the investment decision by the Investors and such other person depended on the investment decision of such other person (in the case of the Investors) or the Investors (in the case of such other person), such that neither the Investors nor such other person would have acquired such stock without the agreement or understanding that such other person (in the case of the Investors) or the Investors (in the case of such other person) would also acquire such stock; (c) “Hedging Transaction” shall mean a total return swap or other similar transaction in which the reference security is stock of Citrix, SpinCo or LogMeIn, other than a total return swap or similar transaction (i) which is settled solely in cash and pursuant to which the Investors do not have any right to acquire Citrix, SpinCo or LogMeIn stock; (ii) in connection with which the Investors did not sell or transfer any Citrix, SpinCo or LogMeIn stock to the counterparty; (iii) in which the Investors do not have any security interest or similar or analogous rights in any Citrix, SpinCo or LogMeIn stock, as the case may be; (iv) under the terms of which the Investors do not have any right to control the manner in which the counterparty hedges its position under the swap or similar transaction; (v) that does not confer any Elliott Person any voting rights or voting power with respect to, and does not impose any restriction or limitation on the ability of the counterparty to vote, abandon, hedge, sell, transfer, dispose of, hypothecate or rehypothecate, any Citrix, SpinCo or LogMeIn stock owned by the counterparty; (vi) in which the counterparty is under no obligation to share any information with the Investors received by such counterparty in its capacity, if applicable, as a Citrix shareholder, (vii) in which the collateral posted by the Investors does not exceed 15% of the underlying principal amount and does not consist of Citrix, SpinCo or LogMeIn stock; and (viii) as to which the Investors have not taken any position on any income tax return to the effect that the Investors own the Citrix, SpinCo or LogMeIn stock underlying such swap or similar transaction; (d) “own”, “owned” and “ownership” shall mean (i) beneficial ownership for U.S. federal income tax purposes and treating options held by the Elliott Persons as exercised only if the exercise of such option (whether by itself or in conjunction with the deemed exercise of one or more other options held by the Elliott Persons) would cause the Elliott Persons to be treated as owning five percent of the outstanding shares of Citrix Common Stock, SpinCo Common Stock or LogMeIn Common Stock and (ii) ownership of Shares by Persons whose Shares (A) are attributed to an Elliott Person under Section 355(e)(4)(C) of the Code and Treasury Regulations 1.355-7(h)(8) to the extent such Elliott Person has Actual Knowledge of such Shares (it being understood that an Elliott Person shall be deemed to have Actual Knowledge of ownership of such Shares solely to the extent that Jesse Cohn, Jason Genrich, any other person employed by an Elliott Person who has

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material involvement with such Elliott Person’s investment in Citrix Common Stock or SpinCo Common Stock, or Richard Zabel, as applicable, has such Actual Knowledge) or (B) would be required to be reported by any Elliott Person on Lines 7 through 11 of the cover page of a Schedule 13D or on Lines 5 through 9 of the cover page of a Schedule 13G; (e) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (f) “SpinCo Expiration Date” shall mean the first anniversary of the Distribution; (g) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (h) “Shares” shall mean, with respect to any Company, shares of such Company’s stock; (i) “Citrix Common Stock” shall mean the common stock of Citrix, par value $0.001 per share; (j) “SpinCo Common Stock” shall mean the common stock of SpinCo, par value $0.01 per share; (k) “LogMeIn Common Stock” shall mean the common stock of LogMeIn, par value $0.01 per share, (l) “acquire” shall include entering into any agreement, understanding, arrangement, or substantial negotiations concerning an acquisition, and (m) “Actual Knowledge” means the actual and conscious knowledge, excluding any constructive or imputed knowledge.

5. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) as of the date of this Agreement, (i) the Investors own an aggregate of 6,706,544 Citrix Shares and an aggregate of zero (0) LogMeIn Shares, and (ii) except as previously disclosed in Schedule 13D, or Amendments No. 1 or 2 thereto, filed by Elliott with the Securities and Exchange Commission on June 1, 2015, July 28, 2015 and November 24, 2015, respectively, or in writing to Citrix prior to the execution of this Agreement, none of the Investors is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Shares.

6. Each of the Companies represents and warrants that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of such Company; and (c) does not and will not violate any law, any order of any court or other agency of government, such Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which such Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

7. Each of the Companies and each of the Investors acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by such Party and that, in the event of any breach or threatened breach hereof, (a) a non-breaching Party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching Party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by a non-breaching Party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

8. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of such Party’s rights, interests or obligations hereunder without the prior written approval of the other Parties. Any purported transfer requiring such consent shall be void unless and until such consent is obtained. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the other Party or Parties affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The

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failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and each of the Companies (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 12 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

11. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, shall be in writing and shall be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to Citrix to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Facsimile: (954) 267-3101

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attn:	Margaret A. Brown
Email:	Margaret.Brown@skadden.com

If to LogMeIn or SpinCo to:

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Facsimile: (781) 437-1820

Attn: Chief Financial Officer

CONFIDENTIAL

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attn:	John H. Chory
Bradley C. Faris
Email:	john.chory@lw.com
bradley.faris@lw.com

If to the Investors:

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.

40 West 57th Street

New York, NY 10019

Attn:	Jesse Cohn
email:	jcohn@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn:	Marc Weingarten
Eleazer Klein
email:	marc.weingarten@srz.com
eleazer.klein@srz.com

At any time, any Party may, by notice given in accordance with this paragraph to the other Parties, provide updated information for delivery of notices hereunder.

13. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.

14. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

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15. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, ..bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

[Signature Page Follows]

CONFIDENTIAL

Very truly yours,

Citrix Systems, Inc.

By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Very truly yours,

GetGo, Inc.

By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Secretary

Very truly yours,

LogMeIn, Inc.

By:	/s/ William R. Wagner
	Name:	William R. Wagner
	Title:	President and Chief Executive Officer

Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.,
its General Partner

By:	Braxton Associates, Inc.,
its General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President